EXHIBIT 99.3

December 31, 2013

BY CERTIFIED MAIL,
RETURN RECEIPT REQUESTED, AND BY FIRST CLASS MAIL
Mr. Christopher F. Brogdon
Two Buckhead Plaza
3050 Peachtree Road, N.W., Suite 355
Atlanta, Georgia 30305

Re:
Management Agreement made and entered into as of July 26, 2013 (the "Management Agreement". by and between AdCare Oklahoma Management, LLC ("Manager") and Harrah Whites Meadows Nursing, LLC ("Operator")

Chris:

In accordance with Section 2.02 of the referenced Management Agreement, Manager hereby notifies Operator of its election to terminate the Management Agreement. Please be advised that this notice of termination shall be effective as of 11:59 p.m. on January 31, 2014 (the "Termination Date"). Notwithstanding Manager's election to terminate the Management Agreement, Manager is willing to provide administrative office and accounting services to Operator after the Termination Date provided that the parties are able to come to a mutual agreement as to terms regarding such "back-office" services on or before such Termination Date.

Thank you.

Sincerely,

/s/ Boyd P. Gentry
Boyd P. Gentry
Chief Executive Officer